Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Action Products International, Inc. on Form S-8 for the registration of 900,000 shares of its common stock is issuable pursuant to its 1996 Stock Option Plan (SEC File Number 333-76675), the registration of 3,272,092 shares of its common stock underlying common stock purchase warrants (Form S-3 SEC File Number 333-106713) and the registration of 60,000 shares of its common stock underlying common stock purchase warrants (Form S-3 SEC File Number 333-105641) and in the related prospectuses of our report dated January 26, 2004, with respect to the consolidated financial statements of Action Products International, Inc. and subsidiary included in this Annual Report on Form 10-KSB for the year ended December 31, 2003.

/s/ MOORE STEPHENS LOVELACE, P.A. –
MOORE STEPHENS LOVELACE, P.A.
CERTIFIED PUBLIC ACCOUNTANTS
Orlando, Florida
February 27, 2004